Exhibit 10.2
PRIVIA HEALTH GROUP, INC.
2021 OMNIBUS INCENTIVE PLAN
NOTICE OF PERFORMANCE STOCK UNIT AWARD
July 1, 2023
Privia Health Group, Inc., a Delaware corporation (the “Company”), has granted the individual listed below as the Participant, effective as of the Grant Date (as set forth below), an award of Performance Stock Units (the “PSUs” or the “Award”) under the Privia Health Group, Inc. 2021 Omnibus Incentive Plan (as amended from time to time, the “Plan”). The Award is subject to the terms and conditions set forth in this award grant letter (this “Grant Letter”) and the Performance Stock Unit Award Agreement attached hereto as Exhibit A (including all exhibits and appendices thereto) (the “Award Agreement” and, together with this Grant Letter, this “Agreement”).
Unless otherwise defined in this Agreement, capitalized terms shall have the meanings assigned to them in the Plan. In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to the Participant, the provisions of the Plan will prevail.
AWARD TERMS

Participant:	Parth Mehrotra
Target Number of Performance Stock Units:	[●]
Maximum Number of Performance Stock Units:	[●]
Grant Date:	July 1, 2023 (the “Grant Date”)
Performance Period:	July 1, 2023 – June 30, 2027
Vesting:	Subject to the terms and conditions of the Award Agreement, the PSUs shall vest as provided in Exhibit B.
Please review this Agreement and let us know if you have any questions about this Agreement, the Award or the Plan. You are advised to consult with your own tax advisors in respect of any tax consequences arising in connection with this Award.

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EXHIBIT A
PRIVIA HEALTH GROUP, INC.
2021 OMNIBUS INCENTIVE PLAN
PERFORMANCE STOCK UNIT AWARD AGREEMENT
This Performance Stock Unit Award Agreement (together with all exhibits, schedules and appendices hereto, this “Award Agreement”), dated as of the date of the Grant Letter, is by and between the Company, and the individual listed in the Grant Letter as the Participant.
WHEREAS, the Company has granted the Award to the Participant under the Plan, effective as of the Grant Date, and the Participant hereby accepts the Award, in each case, subject to the terms and conditions of the Plan and this Agreement (including, without limitation, the Sell to Cover (as defined below)); and
WHEREAS, by accepting the Award and entering into this Agreement, the Participant acknowledges having received and read a copy of the Plan and agrees to comply with it, this Agreement and all applicable laws and regulations.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.
1.Grant of Award. The Company has granted to the Participant on the Grant Date an award of performance stock units (“PSUs”) as set forth in the Grant Letter, subject to the terms and conditions of the Plan and this Agreement. This Award is granted under the Plan, the provisions of which are incorporated herein by reference and made a part of this Agreement.
2.Issuance of PSUs. Each PSU shall represent the right to receive a Share upon the vesting of such PSU, as determined in accordance with and subject to the terms of this Agreement and the Plan. Prior to actual payment of any vested PSUs, such PSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.Terms and Conditions. It is understood and agreed that the Award evidenced hereby is subject to the following terms and conditions:
(a)Vesting of Award. Subject to Sections 4, 5 and 10, the Award shall vest and become non-forfeitable in accordance with Exhibit B.
(b)Voting Rights. The Participant shall have no voting rights or any other rights as a stockholder of the Company with respect to the PSUs unless and until the Participant becomes the record owner of the Shares, including Dividend Shares (as defined below) to the extent applicable, underlying such PSUs.
(c)Dividend Shares. If a dividend is paid on Shares during the period commencing on the Grant Date and ending on the date on which the Shares underlying the PSUs are distributed to the Participant pursuant to Section 3(c), the Participant shall be eligible to receive an amount equal to the dividend that the Participant would have received had the Shares underlying the PSUs been distributed to the Participant immediately prior to the record date with respect to such dividend payment, with such amount reinvested in Shares; provided, however, that no such amount shall be payable with respect to any PSUs that are forfeited. Such amount shall be paid to the Participant on the date on which the Shares underlying the PSUs are distributed to the Participant in the same form (cash, Shares or other property) in which such dividend is paid to holders of Shares generally. Any Shares that the Participant is eligible to receive pursuant to this Section 3(c) are referred to herein as “Dividend Shares.”
(d)Distribution on Vesting. Subject to the provisions of this Agreement, upon the vesting of any of the PSUs, the Company shall deliver to the Participant, as soon as reasonably practicable after the Determination Date (or the date of the Participant’s Termination of Service, as applicable), a number of Shares equal to the number of vested PSUs as determined in accordance with Exhibit B and the number of Dividend Shares (as determined in accordance with Section 3(c)); provided that such delivery of Shares shall be made no later than March 15 of the calendar year immediately following the year in which the Determination Date (or the date of the Participant’s Termination of Service, as applicable) occurs, subject to applicable laws including Section 409A of the Code. Upon such delivery, such Shares (including Dividend Shares) shall be fully assignable, alienable, saleable and transferrable by the Participant; provided that any such assignment, alienation, sale, transfer or other alienation with respect to such Shares shall be in accordance with applicable securities laws and any applicable Company policy.
(e)Restrictions on Transferability. Except as permitted by the Plan or as may be permitted by the Committee, neither this Award nor any right under this Award shall be assignable, alienable, saleable or transferable by the Participant otherwise than by will or pursuant to the laws of descent and distribution or to a designated Beneficiary. This provision shall not apply to any portion of this Award for which Shares have been fully distributed and shall not preclude forfeiture of any portion of this Award in accordance with the terms herein.
(f)No Right to Continued Service. The grant of an Award shall not be construed as giving the Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any of its Affiliates. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Agreement.
(g)No Right to Future Awards. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.
4.Termination of Service. Except as otherwise provided in the Plan or in Section 5 below, in the event of the Participant’s Termination of Service for any reason prior to the date on which the Award otherwise becomes vested, the unvested portion of the Award shall immediately be forfeited by the Participant and become the property of the Company, without any payment or consideration being due to the Participant.
5.Vesting Acceleration.
(a)Vesting Acceleration Upon a Change in Control. If (x) a Change in Control occurs during the Performance Period (as defined on Exhibit B), and

(y) Participant has not experienced a Termination of Service prior to the date of the Change in Control, then for purposes of determining the extent to which the Performance Metric (as defined in Exhibit B) has been satisfied and the percentage of the Target Number of PSUs that will vest upon the Change in Control, the Performance Period will be shortened to the period between July 1, 2023 and the effective date of the Change in Control, and the applicable number of PSUs as would vest based on actual achievement of the applicable Performance Metric in accordance with Exhibit B (as determined by the Committee in its discretion, including, if applicable, whether such metric should be prorated to reflect the shortened Performance Period), shall be deemed vested as of such Change in Control.
(b)Vesting Acceleration Upon Termination Without Cause or for Good Reason. Notwithstanding the foregoing, subject to subsection (a) above, in the event of the Participant’s Termination of Service by the Company without Cause or by the Participant for Good Reason following the first anniversary of the Grant Date, subject to the Participant’s execution and non-revocation of a customary release of claims in favor of the Company and its Affiliates within 60 days following the date of such Termination of Service, then the Participant’s PSUs shall remain eligible to vest on the Determination Date, with respect to a number of PSUs equal to the actual number of PSUs that would have vested based on the actual achievement of the applicable performance metrics pursuant to and in accordance with Exhibit B, prorated based on the number of days elapsed from the first day of the Performance Period through the date of the Participant’s Termination of Service.
6.Restrictions on Shares Issued. To the extent that Shares are issued to the Participant upon vesting of the Award which are not registered under the Securities Act of 1933, as amended from time to time, and the rules, regulations and guidance thereunder (including any successor provision thereto) pursuant to an effective registration statement, the stock certificates evidencing such Shares may bear such restrictive legend as the Company deems to be required or advisable under applicable law.
7.Tax Liability; Withholding Requirements.
(a)The Participant shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that the Participant incurs in connection with the receipt, vesting or distribution of any PSU granted hereunder.
(b)As set forth in Section 15(e) of the Plan, the Company shall have the authority and the right to withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the PSUs. By accepting this Award, the Participant understands and agrees that the Company, on the Participant’s behalf, shall instruct the Company’s broker, transfer agent or stock plan administrator, as applicable (the “Agent”), to (i) sell, at the then-applicable market price, that number of Shares issued upon the vesting or settlement of the PSUs as necessary to satisfy any applicable statutory federal, state and local withholding obligations required with respect to any taxable event arising in connection with the PSUs and all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto, and (ii) to pay the cash proceeds of such sale(s) to the Company, with such sales to occur on or as soon as Agent determines is reasonably practicable after the date on which the applicable tax withholding obligation arises (a “Sell to Cover”). The Company shall then make a cash payment equal to the required tax withholding from the cash proceeds of such sale(s) directly to the appropriate taxing authorities. The Company shall not be obligated to deliver any Shares to the Participant or the Participant’s legal representative unless and until the Participant or the Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of the Participant resulting from the vesting of the PSU or the issuance of Shares..
8.Not Salary, Pensionable Earnings or Base Pay. The Participant acknowledges that the Award shall not be included in or deemed to be a part of (a) salary, normal salary or other ordinary compensation, (b) any definition of pensionable or other earnings (however defined) for the purpose of calculating any benefits payable to or on behalf of the Participant under any pension, retirement, termination or dismissal indemnity, severance benefit, retirement indemnity or other benefit arrangement of the Company or any of its Affiliates or (c) any calculation of base pay or regular pay for any purpose.
9.Whistleblower Protection. The Participant has the right under federal law to certain protections for cooperating with or reporting legal violations to the SEC or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise is intended to prohibit the Participant from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any such governmental entity or self-regulatory organization, and the Participant may do so without notifying the Company. The Company may not retaliate against the Participant for any of these activities, and nothing in this Agreement or otherwise requires the Participant to waive any monetary award or other payment that the Participant might become entitled to from the SEC or any such governmental entity or self-regulatory organization.
10.Restrictive Covenants. If the Participant violates any Restrictive Covenant (as defined below), then the Company shall be entitled, at its election, exercisable by written notice to the Participant, to terminate the unvested portion of the Award and any vested portion of the Award that has not yet been distributed to the Participant pursuant to Section 3(c), which shall then be of no further force and effect. “Restrictive Covenant” shall mean any non-competition, non-solicitation or non-hire covenant or restriction applicable to the Participant contained in any employment or other agreement between the Company or any of its Affiliates and the Participant.
11.Recoupment/Clawback. This Award (including any amounts or benefits arising from this Award) shall be subject to recoupment or “clawback” as may be required by applicable law, stock exchange rules or by any applicable Company policy or arrangement the Company has in place from time to time.
12.References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.
13.Representations and Covenants of the Participant. The Participant represents, warrants, agrees and covenants to the Company that: (a) the Participant has not been induced to enter into this Agreement by expectation of employment or continued

employment with the Company or any of its Affiliates; (b) the receipt of the Awards contemplated by this Agreement under the Plan is voluntary; (c) the Participant will comply with all applicable federal and state laws applicable to (i) this Agreement and the Awards contemplated thereby and (ii) the acquisition and sale of any Shares issued hereunder; and (d) the Participant shall indemnify and hold the Company and all of its Affiliates harmless from and against any loss, cost or expense incurred by the Company or any of its Affiliates in connection with any breach or default by the Participant under such applicable laws.
14.Miscellaneous.
(a)Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, email, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:
If to the Company:
Privia Health Group, Inc.
950 N. Glebe Road, Suite 700
Arlington, VA 22203
Attention: General Counsel
If to the Participant:
At the Participant’s most recent address shown on the records of the Company.
(b)Entire Agreement. This Agreement, the Plan and any other agreements, schedules, exhibits and other documents referred to herein or therein constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof; provided that the restrictions set forth in this Agreement are in addition to, not in lieu of, any other obligation and/or restriction that the Participant may have with respect to the Company or any of its Affiliates, whether by operation of law, contract, or otherwise, including, without limitation, any non-solicitation obligations contained in an employment agreement, consulting agreement or other similar agreement entered into by and between the Participant and the Company or one of its Affiliates, which shall survive the termination of any such agreements, and be enforceable independently of such other agreements.
(c)Sections 409A and 457A of the Code. For the avoidance of doubt, to the extent that this Award is subject to Section 409A and/or Section 457A of the Code, the Award is intended to comply with the requirements of Sections 409A and 457A of the Code, and the provisions of the Award shall be interpreted in a manner that satisfies the requirements of Sections 409A and 457A of the Code. Section 19 of the Plan is hereby incorporated by reference. However, notwithstanding any other provision of the Plan, the Grant Letter or this Agreement, if at any time the Committee determines that this Award (or any portion thereof) may be subject to Section 409A of the Code, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Letter or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A of the Code or to comply with the requirements of Section 409A of the Code.
(d)Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or this Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Agreement shall remain in full force and effect.
(e)Amendment; Waiver. No amendment or modification of any provision of this Agreement that has a material adverse effect on the Participant shall be effective unless signed in writing by or on behalf of the Company and the Participant; provided that the Company may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.
(f)Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.
(g)Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
(h)Governing Law; Waiver of Jury Trial. This Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof. TO THE EXTENT ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS NOT GOVERNED BY SECTION 14(i), EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH LEGAL PROCEEDING.
(i)Dispute Resolution. Any dispute or claim arising out of, under or in connection with the Plan or any Award Agreement shall be submitted to arbitration in Delaware and shall be conducted in accordance with the rules of, but not necessarily under the auspices of, the American Arbitration Association (“AAA”) rules in force when the notice of arbitration is submitted. The arbitration shall be conducted before an arbitration tribunal comprised of one individual, mutually selected by the Company and the Participant, such selection to be made within 30 calendar days after notice of arbitration has been given. In the event the parties are unable to agree in such time, AAA will provide a list of three available arbitrators and an arbitrator will be selected from such three-member panel provided by AAA by the parties alternately striking out one name of a potential arbitrator until only one name remains. The party entitled to strike an arbitrator first shall be selected by a toss of a coin. The Participant and the Company agree that such arbitration will be confidential and no details, descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party, unless required by law or court order or in connection with enforcement of any decision in such arbitration. Any damages awarded in such arbitration shall be limited to the contract measure of damages, and shall not include punitive damages.
(j)Participant Undertaking; Acceptance. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or the Award pursuant to this Agreement. The Participant acknowledges receipt of a copy of the Plan and this Agreement and understands that material definitions and provisions concerning the Award and the Participant’s rights and obligations with respect thereto are set forth in the Plan. The Participant has read carefully, and understands, the provisions of this Agreement and the Plan.
(k)Captions. Captions provided herein are for convenience only and shall not affect the scope, meaning, intent or interpretation of the provisions of this Award Agreement.
(l)Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Facsimile, electronic (PDF, etc.) and other copies or duplicates of this Agreement are valid and enforceable as originals. Similarly, Agreements signed by hand, electronically (DocuSign or similar service), or, on behalf of the Company, by signature stamp, are valid and enforceable as original signatures.
(m)Acceptance. By accepting the Award Agreement, the Participant hereby agrees that the electronic acceptance of the Award Agreement constitutes a legally binding acceptance of the Award Agreement, and that the electronic acceptance of the Award Agreement shall have the same force and effect as if the Award Agreement was physically signed.
(n)Limits Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the PSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

PRIVIA HEALTH GROUP, INC.
By:
Name:
Title:

AGREED AND ACCEPTED:
PARTICIPANT

By:
Name:

Exhibit B
PERFORMANCE GOALS